UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK MUNIYIELD NEW YORK QUALITY FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Your vote matters
BlackRock MuniYield New York Quality Fund, Inc. (NYSE: MYN)

Dear Shareholder,

We are reaching out to notify you of an important announcement that benefits you as a shareholder.

•

On May 20, 2024, BlackRock MuniYield New York Quality Fund, Inc. (NYSE: MYN) implemented a voluntary management fee waiver that will reduce fees for YOU as a shareholder and increase YOUR tax-exempt income.

“We believe this fee waiver is a meaningful enhancement to these Funds and will make a positive difference for shareholders of these Funds. We will continue to evaluate options for improving our closed-end funds for the benefit of all shareholders, as we work to protect and advance their best interests,” said R. Glenn Hubbard, Chair of the Board of BlackRock Closed-End Funds.

Defend YOUR Fund, Save YOUR Income

At MYN’s upcoming annual meeting on June 17, activist hedge fund Saba Capital Management (“Saba”) is putting your dependable, income-paying investment in jeopardy by attempting to install its own hand-picked Board nominees. If Saba prevails, your Fund—and the consistent monthly income you rely on—will be at risk. BlackRock is fighting for YOU.

Vote today on the enclosed WHITE proxy card:

•	“FOR” the BlackRock Board nominees

Visit www.blackrock.com/defend to learn more

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